Exhibit 99.1

Investor Presentation December 15, 2022

Disclaimers

About this Presentation

The following presentation (this "Presentation") is for informational purposes only and has been prepared by Heritage Distilling Holding Company, Inc. ("Heritage" or the "Company") and Better World Acquisition Corp. ("BWAC" or "SPAC") in connection with the proposed business combination between Heritage and BWAC (the "Transaction"), and for no other purpose. A newly formed Delaware corporation to be named Heritage Distilling Group, Inc. ("Pubco") will serve as the parent company of each of BWAC and Heritage following the consummation of the Transaction. Pubco is sometimes referred to in this Presentation as the "Combined Company" following the closing of the Transaction. This Presentation and the information contained herein are confidential and may not be copied, distributed or disclosed to any other person.

The distribution of this Presentation may also be restricted by law and persons into whose possession this Presentation comes should inform themselves about and observe any such restrictions. The recipient acknowledges that it is (i) aware that the U.S. securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (ii) familiar with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"), and that the recipient will neither use, nor cause any third party to use, this Presentation or any information contained herein in contravention of the Exchange Act, including, without limitation, Rule 10b-5 thereunder.

Neither Heritage nor BWAC makes, and each hereby expressly disclaims, any representation or warranty, express or implied, as to the reasonableness of the assumptions made in this Presentation or the accuracy or completeness or the information, including any projections, contained in or incorporated by reference into this Presentation. Neither Heritage nor BWAC will have any liability for any representations or warranties, express or implied, contained in, or omissions from, this Presentation or any other written or oral projections communicated to the recipient in connection with the Transaction. The data contained herein is derived from various internal and external sources. Neither Heritage nor BWAC assumes any obligation to provide the recipient with access to any additional information or to update the information in this Presentation.

Completion of the Transaction is subject to, among other matters, approval by BWAC's stockholders and other closing conditions set forth in the definitive business combination agreement entered into by BWAC, Heritage and certain other parties. No assurances can be given that the Transaction will be consummated on the terms or in the timeframe currently contemplated, if at all. This Presentation is subject to update, completion, revision, verification and amendment. The information contained herein does not purport to be all-inclusive. Nothing herein will be deemed to constitute investment, legal, tax, financial, accounting or other advice to any person.

Forward-Looking Statements

This Presentation contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed Transaction between BWAC and Heritage, including statements regarding the benefits of the Transaction, the anticipated timing of the completion of the Transaction, the products to be offered by Heritage and the markets in which it will operate, the expected total addressable market for Heritage's proposed products, the sufficiency of the net proceeds of the proposed Transaction to fund Heritage's operations and business plans and Heritage's projected future results, including the extent of redemptions by BWAC's public stockholders. These forward-looking statements are generally identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause future events to differ materially from the forward-looking statements in this Presentation. These factors include, without limitation, those set forth on pages 37 and 38 of this Presentation, which list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of BWAC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, the registration statement on Form S-4 to be filed by Pubco and the proxy statement/prospectus discussed above and other documents filed by BWAC from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Heritage and BWAC assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Heritage nor BWAC gives any assurance that Heritage, BWAC or Pubco will achieve its expectations.

Industry and Market Data

Although all information and opinions expressed in this Presentation, including market data and other statistical information, were obtained from sources believed to be reliable and are included in good faith, BWAC and Heritage have not independently verified the information and make no representation or warranty, express or implied, as to its accuracy or completeness. Some data is also based on the good faith estimates of BWAC and Heritage, which are derived from their respective reviews of internal sources as well as the independent sources described above.

Use of Projections

This Presentation contains projected financial information with respect to Heritage. Such projected financial information constitutes forward-looking information, is for illustrative purposes only and should not be relied upon as being indicative of future results. The assumptions and estimates underlying such financial forecast information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive, and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. See the "Forward-Looking Statements" paragraph above. Actual results may, and are likely to, differ materially from the results contemplated by the financial forecast information contained in this Presentation, and the inclusion of such information in this Presentation should not be regarded as a representation by any person that the results reflected in such forecasts will be achieved. Neither BWAC's nor Heritage's independent auditors have audited, reviewed, compiled, or performed any procedures with respect to the projections for the purpose of their inclusion in this Presentation, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this Presentation or any other purpose.

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Disclaimers Continued

Important Information for Investors and Stockholders

This Presentation relates to the proposed Transaction between BWAC and Heritage. This Presentation does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the Transaction, Better World, Heritage and Pubco intend to file relevant materials with the U.S. Securities and Exchange Commission (the "SEC"), including a registration statement on Form S-4 to be filed by Pubco, which will include a proxy statement/prospectus. Security holders are encouraged to carefully review such information, including the risk factors and other disclosures therein. The proxy statement/prospectus will be sent to all stockholders of BWAC. BWAC and Pubco will also file other documents regarding the proposed Transaction with the SEC. Before making any voting or investment decision, investors and security holders of BWAC are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed Transaction as they become available because they will contain important information about the proposed Transaction. Stockholders will be able to obtain a free copy of the proxy statement/prospectus (when filed), as well as other filings containing information about BWAC, Heritage, Pubco and the proposed Transaction, without charge, at the SEC's website located at www.sec.gov.

Participants in the Solicitation

BWAC and Heritage and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed Transaction under the rules of the SEC. Information about the directors and executive officers of BWAC is set forth in its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022, and is available free of charge at the SEC's website at www.sec.gov or by directing a request to: Better World Acquisition Corp., 775 Park Avenue, New York, New York 10021. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of BWAC stockholders in connection with the proposed Transaction will be set forth in the registration statement on Form S-4 containing a proxy statement/prospectus to be filed by Pubco with the SEC with respect to the proposed Transaction. These documents can be obtained free of charge from the sources indicated herein.

Financial Information: Non-GAAP Financial Measures

The financial information and data contained in this Presentation is unaudited and does not conform to Regulation S-X, promulgated under the Securities Act of 1933, as amended. Accordingly, such information and data may not be included in, may be adjusted in, or may be presented differently in, the registration statement to be filed by Pubco with the SEC. Some of the financial information and data contained in this Presentation, such as revenue, EBIT, EBITDA, and EBTIDA Margin, have not been prepared in accordance with United States generally accepted accounting principles ("GAAP"). BWAC and Heritage believe these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Heritage's financial condition and results of operations. Heritage's management uses these non-GAAP measures for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. BWAC and Heritage believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends in and in comparing Heritage's financial measures with other similar companies, many of which present similar non-GAAP financial information in the same manner as Heritage, although other companies may not define non-GAAP information in the same manner as Heritage. Management of Heritage and BWAC do not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in Heritage's financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgement by management about which expense and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management of Heritage presents non-GAAP financial measures in connection with GAAP results, and any non-GAAP information should read in context of the GAAP financial statements.

Trademarks and Trade Names

Heritage and BWAC own or have the rights to various trademarks, service marks, and trade names that they use in connection with the operation of their respective businesses. This Presentation also contains trademarks, service marks, and trade names of third parties, which are the property of their respective owners. The use or display of third parties' trademarks, service marks, trade names, or products in this Presentation is not intended to, and does not imply, a relationship with Heritage or BWAC, or an endorsement or sponsorship by or of Heritage or BWAC. Solely for convenience, the trademarks, service marks, and trade names referred to in this Presentation may appear with the ®, TM, or SM symbols, but such references are not intended to indicate, in any way, that BWAC or Heritage will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks, and trade names.

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Our Mission: Become the Leading Independent National Craft Distiller

01. Introduction

• Better World was formed to invest in growing, differentiated ESG companies • CEO Rosemary Ripley has worked in CPG for over 30 years as an investment banker, and with Kraft and Miller Brewing - C urrently on the board of 2 public beverage companies • Better World’s consumer and beverage expertise is expected to help Heritage execute its growth plans - Accelerate topline growth and improve margins - Build team for growth and profitability 6 Better World is an Ideal Partner to Accelerate Heritage's Growth • A leading craft distiller of innovative premium brands • Poised for national wholesale growth • New Tribal Beverage Network (“TBN”) creates differentiated channel to grow brand recognition, generate recurring revenue, and support wholesale efforts • Attractive business attributes: • Strong ESG qualifications - Economic empowerment for indigenous tribal enterprises - Local, sustainably sourced ingredients Multiple Distribution Channels No or Low Capex Tax - Advantaged Recurring Revenue

1) https:// www.theiwsr.com /craft - spirits - outpace - growth - of - non - craft - spirits - in - us/ 2) https:// thewhiskeywash.com /uncategorized/demand - for - premium - spirits - drives - 12th - straight - year - of - market - growth/ 3) How defensive is Beer versus Spirits in a downturn? , June 2022, Goldman Sachs Equity Research 7 Craft and Premium Are Driving Growth in the Spirits Industry 4% 13% 23% 23% 25% 29% 34% 38% 0% 5% 10% 15% 20% 25% 30% 35% 40% High - End and Super - Premium Volumes as a % of Total US Spirits Market 3 Premium & Super - Premium Drove 82% Spirit Revenue Growth in 2021 2 Craft Spirits Projected to be Nearly 20% of Spirits Market by 2030 1 1% 3% 7% 9% 10% 12% 13% 14% 16% 17% 0% 2% 4% 6% 8% 10% 12% 14% 16% 18% 2010A 2015A 2020A 2021A 2022P 2023P 2024P 2025P 2026P 2027P Projected Craft Market Share of Spirits Industry by Value Overall Spirits Market Is Large and Growing $288B in 2028 Projected to grow at a 7.7% CAGR Source: https://www.grandviewresearch.com/ industry - analysis/north - america - spirits - market - report Craft is One of Fastest Growing Segments in Spirits 31% CAGR By volume from 2020 - 2026 Source: https:// www.theiwsr.com /craft - spirits - outpace - growth - of - non - craft - spirits - in - us/ Whiskey Continues Premiumization Trend 16% CAGR By volume s ince 2003 for super - premium w hiskey Source: DISCUS research on American Whiskey Market Spirits have proven resistant to recession R 2 = 0.002 No correlation between growth of spirits and GDP “How defensive is Beer versus Spirits in a downturn?” Goldman Sachs Equity Research

1) Local and regeneratively grown inputs utilized where possible in premium products. 8 Heritage and Better World Executing on Strategic Growth Plan Branding, Growth, and Innovation • Build on Base of Innovation and Expand Distribution • Strengthen Branding and Brand Messaging - Increase investment in marketing and branding capabilities Better World's team will utilize their experience and connections to accelerate Heritage's growth Team Building • Strengthen Team By Accessing BWAC Network - Augment people in marketing, finance, & business development for Tribal Beverage Network - Develop project management capabilities - Deepen capital markets expertise Governance and Business Development • Creating Tribal Beverage Network Board • Source and review potential acquisitions to add product and geographic strength Environmental Sustainability • Continuously enhancing sustainable production practices • High quality sustainable inputs from local and regenerative farms 1

Transaction Overview

Heritage and BWAC are merging to create a leading independent national craft spirits company

Transaction Structure

- Better World has entered into a business combination agreement with Heritage Distilling, a leading craft distiller from the Pacific Northwest
- Transaction expected to close in Q2 2023
- Combined Company expects to list on NASDAQ under the ticker symbol "CASK"
- Heritage Securityholders[1] and BWAC Sponsor[2] eligible for additional share earnout in three annual tranches based on revenue targets and share price performance
- Certain Heritage Securityholders and BWAC Sponsor contributing 4.0 million shares and restricted stock units ("RSUs") to provide investors downside protection via Contingent Value Right ("CVR")
- Minimum Cash Condition is $10 million net of fees and expenses

Valuation

- Transaction implies a pro forma enterprise value of $122 million[3]
- 2.6x projected 2025 net revenue of $47 million
- 4.2x projected 2024 net revenue of $29 million
- Heritage Securityholders will own 47% of the pro forma equity, inclusive of escrowed CVR shares[4]

Capital Structure

- Transaction expected to be funded by Better World cash held in trust account
- Transaction expected to provide ~$34 million in net cash proceeds to Heritage, assuming no redemptions by BWAC stockholders
- Existing Heritage Securityholders will roll over 100% of outstanding equity



1) Potential earnout for Heritage Securityholders of up to 3,000,000 shares if revenue and share metrics are achieved in 2023, 2024, and 2025.
2) Potential earnout for BWAC Sponsor of up to 500,000 shares (escrowed at close of transaction) if revenue and share metrics are achieved in 2023, 2024, and 2025. Any shares not earned will be subject to forfeiture.
3) BWAC stockholders are protected down to $53 million (assuming 0% redemptions) in Enterprise Value with the CVR (see pages 29 and 30 for more detail).
4) Assumes 0% redemptions by Better World stockholders.

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A Different Kind of SPAC

Stockholder Alignment and Structure Differentiate This Transaction

60% of total potential Heritage Securityholder and BWAC Sponsor shares are contingent on the Combined Company's future performance[1]

BWAC Stockholder Downside Protection with CVR[2]

- 42% of initial Heritage Securityholders and BWAC Sponsor shares and RSUs escrowed to fund downside protection (4.0 million shares in aggregate)
- Non-redeeming BWAC shareholders protected to ~$5 per share[2]

Performance contingent Earnout is a significant portion of total potential value[3]

- 3.0 million share Heritage Earnout: ~33% of total potential Heritage consideration contingent on performance
- 0.5 million share Sponsor Earnout: These BWAC sponsor shares will be subject to forfeiture if earnout targets are not achieved

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1) 7.5 million of anticipated 12.7 million shares in total potential shares for Heritage stockholders and Better World Sponsors: 4.0 million shares in CVR escrow and 3.5 million shares in Earnout.
2) Approximate average downside protection shown. Actual breakeven downside protection is dependent on number of redemptions with lowest potential breakeven downside protection of $3.51 per share. See pages 29 and 30 on Contingent Value Right for more detail.
3) See page 31 for more detail on Heritage and Sponsor Earnout.

Investment Highlights

Strong growth story in fast growing craft spirits category

- Craft distilling, a **$23B global market** in 2022, is **projected to grow 31% per annum** through 2026[1]
- Spirits market has demonstrated to be recession resistant[2]
- Heritage is a pure play craft distillery aspiring to become the leading national independent craft brand
  - Heritage is projected to grow twice as fast as the industry with 76% net revenue CAGR[3]

Differentiated, capital light growth platform

- Proven innovator with portfolio of exciting growth brands
- **Differentiated tax-advantaged channel with Tribes[4]** generates recurring revenue, supports wholesale growth, and eliminates future capex
- Recent capital investment to increase distilling capacity supports 6x production increase from 2022 case levels[5]

Compelling valuation supported by valuable assets

- Capital from transaction projected to **fully fund growth plan to positive cash flow in H2 2023**
- Recurring revenue is expected to add predictable cash flow and expand valuation multiples
- Contingent Value Right to BWAC public investors provides **share price downside protection**
- **~$20 million in estimated asset value[6]** (aged barrels and minority interest) provides valuation support

1) *Craft Spirits Global Market Report 2022*, October 2022, The Business Research Company
2) *How defensive is Beer versus Spirits in a downturn?*, June 2022, Goldman Sachs Equity Research
3) See page 27 for additional details.
4) Production, marketing and sales partnership with Native American Tribes executed through Heritage business division called Tribal Beverage Network ("TBN")
5) See page 24 for additional details.
6) See pages 16 and 17 for additional details on asset values.

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12 A Strong Combined Team in Consumer and Beverages Justin Stiefel 1 CEO & Co - Founder 10 years as Heritage CEO, 20+ years legal and regulatory experience Rosemary Ripley 1 BWAC CEO 30+ years experience in M&A, VC, and multinational consumer corporates World Class Spirits and Consumer Expertise Jennifer Stiefel CEO TBN & Co - Founder 10 years as Heritage President, entrepreneurial and manufacturing background Troy Alstead Advisory Board Former COO Starbucks, 30+ years consumer and operations experience Andrew Varga 1 Advisory Board 30+ years brand marketing, former SVP Marketing Brown - Forman Taylor Foxman Advisory Board 10+ year spirits marketing and branding experience, CEO The Industry Collective 1) Expected to be on Pubco board of directors.

02. Company Overview and Strategic Growth Paths

1) Craft Spirits Global Market Report 2022 , October 2022, The Business Research Company, Projected CAGR 2020 – 2026. 2) https:// www.shankennewsdaily.com / index.php /2019/06/14/23247/the - rndc - youngs - deal - creates - a - new - landscape - within - the - middle - tier/ 14 Heritage Overview Founded in 2012, Heritage is a fast growing, branded craft distiller with ambitions for nationwide reach while harnessing the historic beverage history of the Pacific Northwest History of award - winning brands and innovation • Innovative brand family of premium whiskies, gin, vodkas, rums, and ready - to - drink cocktails • Ability to continue creating innovative products Expanding wholesale footprint nationwide • Distribution agreement with RNDC, the second largest spirits distributor in US (~20% market share as of 2019 2 ) • Increase penetration of current regions of distribution while expanding into new territories Proprietary channel with network of Native American tribal properties with TBN • Branded locations across the US without capital expenditure allows Heritage to become “local” everywhere • Creating high - margin, tax - advantaged recurring revenue licensing streams and unique value proposition • In 2018, Mr. Stiefel and the Chehalis Tribe successfully lobbied Congress to repeal 1834 law prohibiting alcohol distilling on tribal lands , leading to the creation of TBN

15 Heritage’s Current Brand Innovations Are Ready to Scale Barrel - Aged Spirits Aged, super premium spirits made from select grains Cocoa Bomb 1 Premium chocolate - flavored whiskey RTDs Low proof spirit - based ready - to - drink (“RTD”) canned drinks Florescence Grapefruit & Pomelo Vodka created with Celebrity Chef Danielle Kartes 1 st Special Forces Aged, blended whiskey dedicated to honoring the armed forces 2 1) Picture of Cocoa Bomb bottle represents a rendering of new proposed packaging and branding. Final version may differ from ab ove as rebranding work is ongoing. 2) A portion of revenue from the sale of each bottle of 1 st Special Forces Group (Airborne) Whiskey is donated to armed forces charities.

16 Heritage is Proven Innovator of Brands and Quality Brown Sugar Bourbon (“B S B”) • Launched brand in 2017 • Scaled brand to 45,000 case run rate within 2 years • Back - to - Back World’s best flavored whiskey award (2018 and 2019), first time it has ever been done 2 • Successfully monetized brand with majority sale to third party in 2021 • Heritage retains a minority interest position with a current asset value of $10.9 million Heritage has p roven ability to innovate and scale Heritage is the most awarded craft distiller in the last 9 years 1 2020 2021 2022 1) Most awarded in North America, based on annual International Spirits Judging by the American Distilling Institute. 2) Whisky Magazine

Premium Aged Whiskey and Spirits Portfolio Launched November 2022

Stiefel's Select, super-premium single barrel whiskeys, launching at a time of unprecedented demand and supply shortage for American Whiskey

Single Barrel Whiskeys, Rums, and Brandies

- $20 million estimated retail value[1]
- Products distilled and aged in-house using sustainable, high-quality ingredients and custom-made barrels
- Barrels released will have an age statement of 4+ years
- Aged inventory averages 4.4 years[2] with some older than 8
- MSRP: $75.00 and up
- Inventory: 894 barrels with additional 4,500+ by end of 2025
- In November 2022, Stiefel's Select was launched in Heritage's retail locations with all 500+ bottles selling out within 3 days

"Stiefel's Select, the long rumored super premium whiskey line from Heritage Distilling Company, will define a new standard for American Whiskey."

- Julia Nourney, internationally renowned independent whiskey and spirits taster



SINGLE BARREL
STIEFEL'S
SELECT
SINGLE BARREL
STIEFEL'S
SELECT
SINGLE BARREL

1) Estimated revenue generated from barrel inventory sold at retail. Barrels will be aged until 4 years or older prior to bottling for sale. Estimated wholesale value is approximately $10 million. Wholesale value included in estimated asset value calculation on page 11.
2) Average barrel age as of 12/01/22.

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Relentless Focus on Quality and Sustainability Quality and Sustainability Are Core Values • Spanish - made oak barrels provides better and cleaner flavor • Selective grains from small family farms with sustainable practices • Regenerately grown grain saves approximately 170,000 gallons of water per barrel produced 1 Application of Italian Distilling Equipment 2 • Italian design modified to create better quality American - style spirits • 1st US distiller to use Italian equipment 1) Regeneratively grown wheat uses no irrigation and the above quoted water savings is based on the average global water footpri nt for growing wheat in traditional agriculture: https://www.sciencedirect.com/science/article/pii/S1470160X14002660 2) Management participated in the engineering for the augmentation of Italian equipment to American spirits and believes it was tol d by the Italian supplier it was the first to do so. 18

Heritage is Expanding Distribution from its Current Base in Pacific Northwest

Heritage has many ways to drive wholesale growth

- Newly signed national distribution partner, Republic National Distributing Company ("RNDC"), is known for growing brands
  - Second largest spirits distributor in US
- Continued brand premiumization
- Tribal Beverage Network: Local in all TBN states[1]
- Tasting Rooms: Innovation lab generating Heritage-owned consumer data to inform wholesale strategy

Projected Wholesale Growth by the Numbers

Year	2022	2023	2024	2025
Points of Distribution[2]	2,600	6,500	12,000	24,000
Projected Case Volume[3]	23,000	80,000	144,000	240,000

Current Retail Sales Partners

Albertsons, Safeway, BevMo!, Kroger, Total Wine & More, QFC Quality Food Centers, Fred Meyer

Primary Distribution Partners[4]

RNDC (Republic National Distributing Company), Southern Glazer's Wine & Spirits

1) See page 20 for projected growth plan of Tribal Beverage Network locations.
2) Excludes certain on-premise points of distribution in control states where the bars and restaurants purchase from the state-owned liquor stores. Data on the volumes, SKUs and Points of Distribution for such accounts are not released by the state control systems.
3) Wholesale cases sold to distributors. Excludes cases produced for third parties under third party production contracts.
4) RNDC has an estimated 20% market share in the US spirits distribution and distributes brands such as Tito's Vodka, Fireball, and Skrewball. See page 16 for source. Southern Glazer's distributes select Heritage products in WA, AK and OR.

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Tribal Beverage Network Projections and Recurring Revenues

Heritage has a first-mover advantage in this new channel given its participation in repealing the 184 year old Federal prohibition of distilling alcohol on tribal lands

TBN Opportunity for Heritage

- Heritage founded TBN to partner with tribes to develop Heritage-branded distilleries, brands, and tasting rooms to serve patrons of tribal casinos and entertainment venues
- 522 and growing tribal casinos in 29 states[1]
- **$120 million** addressable recurring licensing revenue opportunity[2]

Economics

- Long-term contracts, up to 9 years
- **80% or greater contribution margin** projected based on management projections
- Projected 50 site pipeline: **$18m in one-time startup** and **$24m in annual recurring licensing revenue**[3]
- **Capacity utilization** through production for TBN partners

Current Status and TBN Pipeline

- 10 locations in varying stages of contracted development[4]
- Projecting to have 37 TBN locations open or in development by end of 2025



TBN Location Development Plan in Current Projections
10
14
26
37
2022
2023
2024
2025
Year
Open Locations
In Development



Potential Recurring Revenue Estimates by Future Location Count[5]
$24
$48
50
100
Total Potential TBN Locations
Potential Revenue Opportunity

1) Heritage estimates that approximately 250 tribal casinos of the 522 are large enough to make a TBN site viable.
2) Licensing revenue stream calculated on a percentage of net revenue and profit at the TBN distillery & tasting room. Addressable licensing revenue opportunity based on management estimates.
3) Based on management projections. See page 27 for TBN revenue projection assumptions.
4) 1 site in operation and 9 in developmental phases, such as planning & design, engineering, or pre-construction.
5) Does not include one-time startup consulting revenue earned over the ~two years of development and construction of each location.

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1) No capital expenditures are planned for adding new capacity. Moderate investment for maintenance is expected. 21 Brand Building and Growth Benefits • Increased production capacity with no capital expenditures 1 • Heritage brand sales and recognition at TBN locations • In most cases, tribal casinos are the largest alcohol account in the counties in which they operate - Reinforces Heritage’s relationship with its distributor(s) • Heritage becomes “local” manufacturer in TBN states - Consumer preference to buy local - Ship direct to consumer where legal - Expedited wholesale distribution approval for brands - Reduced freight costs - Fewer local permitting requirements and lower taxes Tribal Beverage Network Accelerates Heritage’s National Wholesale Plan

22 National Expansion with Wholesale and Tribal Beverage Network 1 2022 TBN Location 2023 TBN Location(s) 2024 TBN Location(s) 2025 TBN Location(s) TBN Location Opening Legend Current Distribution and 2023 Planned Expansion 2024 Planned Distribution Expansion 2025+ Planned Distribution Expansion Wholesale Expansion Legend Through a combination of a national wholesale rollout and opening Heritage - branded tasting rooms on tribal lands, Heritage expects to be “local” in 16 states and distribute to a majority of US States by 2025 2 Planned Wholesale and TBN Expansion By State Through 2025 1) See pages 20 and 23 for a detailed explanation of Heritage’s Tribal Beverage Network. 2) Projections based on management estimates for wholesale distribution rollout and Tribal Beverage Network pipeline.

Distilling is Next Growth Opportunity for Tribes

Many tribes view spirits manufacturing and sales as their next major source of financial growth and "sin" tax capture with the projected contraction of fuel and cigarette revenue

Compelling Economics For Participating Tribes

- For every $1 million of spirits produced on site, between **$750-800 thousand in profit**[1]
  - Flexible model ranging from $1.5 to $20mm in capex
- Tribes earn wholesale and retail margin as well as tax capture
- Tax capture varies by state, can be as **high as 47% of retail cost**
- "Captive" demand via focused product funnel on site at casinos

Social and Economic Impact

- Increased employment
- Diversification of skillset
- Higher profits for Tribal development
- Heritage collaborating with TBN partners to create own brands to celebrate heritage of each tribe or region
- Allows tribes to exercise sovereignty

Trusted and Experienced Heritage Advisors to Guide Growth of TBN



Bob Whitener
Tribal Enterprise Consultant

Owner and managing member of Whitener Group

40 years of experience working with tribal governments and enterprises within Indian Country

Member of Squaxin Island Tribe



Eric Trevan, PhD.
Independent Director and Tribal Economic Consultant

President of aLocal Solutions, an AI market research platform

Member of the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians – Gun Lake Tribe, MI

23

1) Based on management projections completed in concert with participating tribal partners. Inclusive of Tribes' rights to collect and keep taxes.

24 Capital Light Expansion and Growth Model Heritage believes it can achieve projections with no additional capex and efficient sales and marketing spend increases • $15 million already invested for construction and equipment for current production and facilities - Internal capacity provides room for 6x increase in production 2 • Utilize excess capacity at TBN distilleries to meet future demand and reduce freight costs • Projected 37 TBN Tasting Rooms 3 by 2025 is expected to drive brand recognition and consumer pull outside tribal locations • “Local” in all TBN states is expected to reduce internal sales and marketing expense as a percentage of Net Revenue as brands grow - Focused brand recognition and word - of - mouth marketing on - premise at entertainment venues Heritage utilizes a low capex expansion model for production, distribution, and marketing 51 125 195 275 0 100 200 300 400 500 2022 2023 2024 2025 9 Liter Cases (thousands) Heritage believes it can increase capacity by 65% by 2025 with no additional capex via TBN 1 HDC Capacity TBN "Flex" Capacity Projected Cases Projected Sales and Marketing Costs as a Percentage Net Revenue Declining over Time with Scale and TBN 1) Projected Cases includes all case volume produced by Heritage including certain contract manufacturing volumes and excludes R TDs , which are canned at 3rd party canning facilities. 2) From projected production volume in 2022. 3) 37 TBN tasting rooms projected to be open or in development by end of 2025. 4) Sales & Marketing expense as a percentage of net revenue excludes retail store rents. 43% 23% 16% 11% 0% 10% 20% 30% 40% 50% 2022 2023 2024 2025 Projected Sales and Marketing Costs as a Percentage Net Revenue Declining over Time with Scale and TBN 4

25 Marketing and Retail Operations Support Growth Strategy Retail Operations Successful Sports Marketing • Steady state operations with no plans to increase company - owned tasting rooms - Brand awareness - Innovation lab for new brand development - Recurring revenue for core subscription model: Cask club - High margin channel for proprietary products • TV and Radio sponsorship with Seattle Mariners and San Francisco Giants - Radio & TV commercials - Digital advertising (geo - targeting) - In - stadium product sales • Network reaches millions of households across eight states

03. Financial Summary and Transaction Overview

Summary Financials and Estimated Projections Through 2025

The proposed transaction will strengthen Heritage balance sheet to support anticipated, rapid growth

($ in millions)

Income Statement	2021A	2022P	2023P	2024P	2025P
Revenue	$8.3	$8.5	$18.1	$29.3	$46.6
Total Gross Profit	2.2	3.6	10.1	17.4	28.9
Gross Margin	*27%*	*42%*	*56%*	*59%*	*62%*
EBITDA[1,2]	($5.2)	($6.3)	($0.9)	$5.7	$15.6
EBITDA Margin	*n/m*	*n/m*	*-5%*	*19%*	*33%*
Spirits Gross Profit (excluding TBN)	$2.2	$3.1	$7.2	$13.2	$21.1
Spirit Gross Margin (excluding TBN)	*27%*	*39%*	*48%*	*53%*	*55%*
For EBITDA Reconciliation[1,2]:					
Sales, General, and Administrative Expenses	$8.8	$11.5	$12.8	$13.6	$15.1
Depreciation and Amortization	$1.2	$1.6	$1.8	$2.0	$2.0

The information contained herein is projected financial information with respect to Heritage. Such projected financial information constitutes forward-looking information and is for illustrative purposes only and should not be relied upon as being indicative of future results. See "Forward-Looking Statements and use of projection" on pages 38 and 39

Revenue and Profitability Driver Assumptions

Wholesale and Tasting Room Growth

- Investment in growing sales organization supplemented by TBN expected to yield growth in points of distribution and open new US States
- Wholesale distribution projected to expand from 6 current to 16 US States by 2024
- Management estimates approximately 8-12 cases sold per year per point of distribution
- Increased capacity utilization and premiumization expected to increase spirit gross margin to 55% by 2025

Tribal Beverage Network

- By 2025, 37 TBN locations[3] expected in 16 US States
- Startup consulting fees to Heritage are assumed to be approximately $400,000 (over two years) per location
- Management projects an average of $450,000 of annual license fees per TBN location once fully ramped
- Gross margin estimated at >95%
- Contribution margin estimated at >80%

1) Excludes any potential future non-cash expenses for settlement of RSUs or other employee stock programs.
2) EBITDA is a non-GAAP Metric. For a reconciliation from Total Gross Profit, subtract total Sales, General, and Administrative Expenses and add back Depreciation and Amortization.
3) 37 TBN Locations open or in development by end of 2025. See slide 20 for more detail.

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42% 56% 59% 62% -7% 3% 13% 23% 33% 43% 53% 63% $0 $10 $20 $30 $40 $50 2022 2023 2024 2025 Spirits TBN Gross Margin (%) 28 Financial Summary 2022 - 2025 Net Revenue (‘22E – ‘25E) ($mm) $47 $29 $18 $9 EBITDA 1 (‘22E – ‘25E) ($mm) Revenue CAGR (‘22 – ‘25) 74% Consolidated 158% Wholesale EBITDA Margin 2025E 33% Consolidated 62% Consolidated Gross Margin 2025E - $6 - $1 $6 $16 ($10) ($5) $0 $5 $10 $15 $20 2022 2023 2024 2025 Heritage projects becoming cash flow positive in H2 2023 The information contained herein is projected financial information with respect to Heritage. Such projected financial inform ati on constitutes forward - looking information and is for illustrative purposes only and should not be relied upon as being indicative of future results. See “ Forward - Looking Statements and use of projection ” on Pages 38 and 39. 1) EBITDA is a non - GAAP metric. Please see slide 27 for a reconciliation.

1) Minimum CVR to Share Ratio assuming 0% redemptions. 2) Based on redemption price. 3) The lowest share price at which a non - redeeming BWAC stockholder would break even on investment at end of CVR period when includ ing shares contributed from the CVR. Based on redemption price shown on page 35. 4) Maximum CVR to Share Ratio assuming 52.5% redemptions or greater. 29 Contingent Value Right Provides Rate of Return and Downside Protection BWAC Sponsor and certain Heritage Securityholders are escrowing shares and RSUs to fund CVRs for BWAC Public Stockholders who do not redeem their shares in connection with the Transaction CVR Terms and Explanation (See following page for detailed calculations) • Non - redeeming public BWAC stockholders will receive 1 share of Pubco common stock and 1 Contingent Value Right (“CVR”) • BWAC Sponsor and certain Heritage Securityholders will place 1,000,000 and 3,000,000 shares and RSUs, respectively, into escr ow for a maximum of 4,000,000 shares and RSUs in support of the CVR • CVR shares are intended to provide valuation protection and, potentially, a simple annual rate of return of 10% to receiving inv estors • 18 months after transaction close, CVR holders will receive additional shares if share price, together with proceeds received pr ior to such date, is below a 10% simple annual return - At the option of BWAC Sponsor, the duration of the CVR period may be extended by 6 months to 24 months total • The minimum potential shares per CVR for non - redeeming BWAC shareholders is 0.95 1 - Protects investors to $5.40 per share for their original investment 2 (without the 10% return) or $53 million in pro - forma enterprise value 3 • The maximum potential shares per CVR for non - redeeming BWAC shareholders is capped at 2.00 shares and limited in the aggregate f or all CVRs to number of shares and RSUs in the escrow 4 - Protects investors to $3.51 per share for their original investment 2 (without the 10% return) or $43 million in pro - forma enterprise value 3

CVR Allocation and Return Sensitivity to Share Price at CVR Settlement[1,2]

Scenario 1: Minimum CVR to Share Ratio (Assumes 0% Redemptions)

Share Price at Settlement	Shares granted per CVR	Total Shares per Share + CVR	Total Value at Settlement	Total Return (%)	2024 Revenue Multiple[2]
$5.40[3]	0.95	1.95	$10.52	0.0%	1.82x
$6.21[4]	0.95	1.95	$12.10	15.0%	2.19x
$7.50	0.61	1.61	$12.10	15.0%	2.78x
$10.00	0.21	1.21	$12.10	15.0%	3.93x
$12.50	0.00	1.00	$12.50	18.8%	5.08x

CVR protects non-redeeming BWAC stockholders for their original investment[5] (without the 10% return) to **$53 million** in Enterprise Value[6]

Scenario 2: Maximum Share Ratio Threshold[7] (52.5% Redemptions)

Share Price at Settlement	Shares granted per CVR	Total Shares per Share + CVR	Total Value at Settlement	Total Return (%)	2024 Revenue Multiple[2]
$3.51[3]	2.00	3.00	$10.52	0.0%	1.48x
$4.03[4]	2.00	3.00	$12.10	15.0%	1.68x
$7.50	0.61	1.61	$12.10	15.0%	3.01x
$10.00	0.21	1.21	$12.10	15.0%	3.97x
$12.50	0.00	1.00	$12.50	18.8%	4.93x

CVR protects non-redeeming BWAC stockholders for their original investment[5] (without the 10% return) to **$43 million** in Enterprise Value[6]

1) Assumes $10.52 Redemption Price, CVR duration is 18 months, 4.0 million Pubco shares and RSUs in CVR escrow and 1 CVR per share to non-redeeming BWAC shareholders.
2) Analysis does not incorporate Earnout Shares or potential dilution from BWAC Public and Private Warrants into fully diluted equity value.
3) Respective to either scenario, the lowest share price at which a non-redeeming BWAC stockholder would break even on investment at end of CVR period when including shares contributed from the CVR.
4) Respective to either scenario, the lowest share price at which a non-redeeming BWAC stockholder would earn the 10% annual rate of return at end of CVR period when including shares contributed from the CVR.
5) Based on redemption price.
6) Respective to either scenario, equivalent enterprise value at break even share price as calculated at close of transaction.
7) If redemptions are greater than ~52.5%, the number of shares contributed by Heritage Securityholders and BWAC Sponsor will be reduced to maintain the 2:1 maximum ratio of CVR shares to non-redeeming BWAC public shares.

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1) Sponsor Earnout Shares are currently issued, outstanding, and owned by BWAC Sponsor; these shares will be put into escrow for th e Earnout and subject to forfeiture if the performance metrics are not achieved. 2) 2025 earnout metric is based solely on Net Revenue Metric. 3) Includes recipients of RSUs. 31 Heritage Securityholders 3 and Sponsor Earnout Summary Earnout Performance Metric 2023 2024 2025 2 Net Revenue $18.1 $29.3 $46.6 Share Price $12.50 $15.00 -- Share Allocation by Year Heritage Securityholder 3 Earnout 1.00 1.50 0.50 BWAC Sponsor Earnout 0.20 0.30 - (In millions, except for share price Earnout metrics) • Total potential earnout of 3.5 million shares between Heritage Securityholders and BWAC Sponsor - Heritage Securityholders: 3.0 million shares - BWAC Sponsor: 0.5 million shares 1 • Earnouts can be achieved with revenue and share price performance over 3 annual tranches in 2023, 2024, and 2025 2 • Achievement of each annual earnout tranche will be split between the two metrics 2 : - Annual revenue target (50% allocation) - Share price (50% allocation) Heritage Securityholders and BWAC Sponsor Earnout Details Potential for Heritage and BWAC Sponsor to receive additional share consideration based on Pubco achieving revenue target and share price performance through 2025 Earnout Explanation and Details

32 Spirits Multinationals Pay a Premium For Growth Brands 9 .0x 7.9x 2.0x 8 .0x 4 .3x 7 .0x 6 .2x 4.9x 9 .3x 4.2x 4 .1x 5.8x 5.7x 4.0x 3.1x 4.2x 10.0x 12.1x 2.4x 5.1x 10.6x 10.5x Buyer Target Value ($) 233 1 544 n/a 761 416 160 58 700 165 205 62 5100 266 223 15 70 335 475 103 100 2 600 2 150 03 - 15 08 - 15 01 - 16 01 - 16 03 - 16 04 - 16 10 - 16 02 - 17 06 - 17 07 - 17 12 - 17 12 - 17 01 - 18 08 - 19 08 - 19 09 - 19 10 - 19 08 - 20 01 - 21 12 - 21 08 - 22 11 - 22 ($ in millions) Premium Spirits Median: 7.0x Premium Spirits Overall Spirits Median: 5.8x Enterprise Value / LTM Revenue Acquisition Multiples for Spirits Source: Publicly available press releases and market research. Notes: Excludes transactions in which multiples were not publicly disclosed. Future performance contingent earnouts are not included in multiples or Value if applicable. 1) Midpoint of transaction value range shown ($165 – 300 million) 2) Post - money valuation shown for transaction not purchasing 100% of target company.

33 Heritage Pro - Forma Enterprise Value is a 53% Discount to Comps in 2025 1 Enterprise Value / 2025 Revenue Multiple Comparison 5.5x Mean EV / 2025 Revenue Multiple 2022 to 2025 Compound Annual Growth Comparison Company 2025P Growth Brown - Forman 6.8% Constellation Brands 7.0% Diageo 5.5% Remy Cointreau 6.9% Pernod Ricard 5.3% Davide Campari 5.9% Heritage 58.8% Revenue Growth Analysis 2.6x 1.1x 8.2x 5.7x 5.5x 4.9x 4.5x 4.0x 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 75.9% 4.8% 5.6% 7.2% 8.4% 6.5% 6.7% 0% 20% 40% 60% 80% 1) Based on information available at seekingalpha.com as of 12/05/22. 2) Assumes 0% redemptions by BWAC public stockholders and equivalent enterprise value of $53 million (BWAC public investor break eve n cost basis of $5.40). See pages 29 and 30 for more detail. Effective multiple if all CVR shares contributed to CVR holders

4.2x 1.8x 8.7x 6.0x 5.8x 5.3x 4.8x 4.3x 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 6.7x 2.9x 9.2x 6.4x 6.2x 5.7x 5.0x 4.5x 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 34 Heritage Pro - Forma Enterprise Value is a 28% Discount to Comps in 2024 1 Enterprise Value / 2023 Revenue Multiple Comparison 5.8x Mean EV / 2024 Revenue Multiple 6.2x Mean EV / 2023 Revenue Multiple Enterprise Value / 2024 Revenue Multiple Comparison Company 2023P Growth Brown - Forman 2.7% Constellation Brands 7.8% Diageo 5.3% Remy Cointreau 10.2% Pernod Ricard 9.9% Davide Campari 8.1% Heritage 112.9% Company 2024P Growth Brown - Forman 5.0% Constellation Brands 6.7% Diageo 6.1% Remy Cointreau 8.1% Pernod Ricard 4.5% Davide Campari 6.2% Heritage 61.1% Revenue Growth Analysis Effective multiple if all CVR shares contributed to CVR holders 2 Effective multiple if all CVR shares contributed to CVR holders 2 1) Based on information available at seekingalpha.com as of 12/05/22. 2) Assumes 0% redemptions by BWAC public stockholders and equivalent enterprise value of $53 million (BWAC public investor break eve n cost basis of $5.40). See pages 29 and 30 for more detail.

31.4% 14.8% 7.5% 23.9% 22.4% BWAC Public Investors BWAC Sponsor and Underwriter BWAC CVR Escrow Legacy Heritage Shares Legacy Heritage CVR Escrow (Shares in millions) 1) As of December 14, 2022. Assumes no redemptions from BWAC’s existing shareholders. 2) Assuming level of Heritage net indebtedness as of December 9, 2022. 3) Assumes new shares issued at a price of $10.00. Heritage securityholders includes all current stockholders, RSU holders, cer tai n warrant holders who will contribute their warrants to Pubco , and convertible noteholders on an - as converted basis, but excludes certain warrants to be assumed by Pubco . 4) Certain Heritage Securityholders will contribute an aggregate of 3,000,000 shares and RSUs and BWAC Sponsor will contribute 1 ,00 0,000 shares to the CVR Escrow; further explained on pages 29 and 30. 5) Potential Earnout Shares earned by achieving specific revenue and stock price metrics in years 2023, 2024, and 2025; further exp lained on page 31. 6) Sponsor Earnout: Escrow of 0.5 million shares by the Sponsors have the potential to be released on the similar Earnout Terms as the Company as further explained on page 31. Sponsor Earnout Shares are excluded from total share count in Pro Forma Ownersh ip . 7) Current Redemption Price based on amount in BWAC trust account as of December 14, 2022. 35 Proposed Transaction Overview Estimated Sources and Uses Illustrative Pro Forma Capitalization Estimated Pro Forma Valuation Illustrative Pro Forma Ownership Sources ($ millions) BWAC Trust Equity 1 $44.3 Stock Consideration to Heritage Securityholders 2 62.0 Total Sources $106.3 Uses ($ millions) Stock Consideration to Heritage Securityholders $62.0 Estimated Fees and Expenses 10.0 Cash to Balance Sheet 1 34.3 Total Uses $106.3 Pro Forma Ownership 6 Shares % Ownership Existing Heritage Securityholders 3 3.2 24.2% BWAC Public Investor Shares 1 4.2 31.4% BWAC Sponsor and Underwriters Shares 2.0 14.8% Heritage and BWAC Sponsor CVR Share Escrow 4 4.0 29.8% Total Shares 13.4 100.0% Potential Earnout Shares 5 To Existing Heritage Securityholders 3.0 To BWAC Sponsor 6 0.5 Pro Forma Shares Outstanding: 13.4 $ per Share: $10.52 7 Market Capitalization: $141.0 Plus: Net Debt ($18.8) Enterprise Value $122.2 (In millions, except for per share data)

Our Mission: Become the Leading Independent National Craft Distiller • Craft Distilling market is $22B and growing 31% per year through 2026 • Herit age is o ne of the only pure play craft distilling growth equity stories for the public markets • Differentiated channel with Tribes generates high - multiple recurring revenue and accelerates wholesale growth • Capital light business model with no additional capex projected • Investor downside protection with transaction structure and valuable company assets

Risk Factors

- Heritage's commercial success depends on its ability operate regional craft distilleries, expand its wholesale sales and expand its Tribal Beverage Network plans.
- Heritage may not be able to successfully execute its business plans and strategy.
- Heritage's limited history makes it difficult to evaluate its business and prospects and may increase the risks associated with your investment.
- Heritage's management has identified conditions that raise substantial doubt about its ability to continue as a going concern.
- Although information in this Presentation assumes no redemptions by BWAC public stockholders, it is very unlikely that there will be no redemptions, and neither BWAC nor Heritage can predict the extent of such redemptions, which may be significant.
- Heritage or the Combined Company may need to raise additional funds in the near future, particularly if a large percentage of BWAC's public stockholders exercise their redemption rights in connection with the Transaction, and these funds may not be available when needed, if at all.
- Borrowings at higher levels than projected and interest at higher rates than projected may impair the ability of Heritage or the Combined Company to operate profitably or generate the anticipated EBITDA.
- Fluctuations in the price of product inputs may affect Heritage's cost structure.
- Fluctuations in customer demand for craft spirits could have a material adverse effect on Heritage's long-term business prospects, financial condition and results of operations.
- Heritage and the Combined Company may face substantial competition from companies with greater resources and financial strength, which could adversely affect the performance and growth of Heritage and the Combined Company.
- Heritage's proposed growth projects may not be completed or, if completed, may not perform as expected. Heritage's project development activities may consume a significant portion of its management's focus, and, if not successful, reduce Heritage's profitability.
- Heritage may not be able to develop, maintain and grow strategic relationships, identify new strategic relationship opportunities, or form strategic relationships in the future.
- Heritage may not be able to secure the attention and focus of its distributor and retailer buyers to support the level of growth anticipated in its business plans.
- Heritage may not be able to negotiate terms with Native American tribes in accordance with its business plans.
- It may be difficult to enforce certain provisions in agreements with Native American tribes due to their sovereign status.
- Heritage or the Combined Company may acquire or invest in additional companies, which may divert its management's attention, result in additional dilution to stockholders, and consume resources that are necessary to sustain their business with no assurance that such investment will not have a negative effect on their business going forward.
- Heritage and the Combined Company may be subject to liabilities and losses that may not be covered by insurance.
- Increased focus on sustainability or other ESG matters could impact Heritage's operations.
- Continuous or large increases in interest rates may increase Heritage's borrowing costs or limit its ability to borrow money or finance operations, which could impact its ability to grow or operate efficiently.
- Failure of third parties to manufacture quality products or provide reliable services in accordance with schedules, prices, quality and volumes that are acceptable to Heritage could cause delays in developing its products and operating its facilities, which could damage its reputation, adversely affect its strategic relationships or adversely affect its ability to operate profitably.
- Business interruptions, including those related to the widespread outbreak of an illness, pandemic (such as Covid-19), fire, adverse weather conditions, information technology systems or cyberattack, and the effects of climate change, terrorism and other catastrophic events, may have an adverse impact on the business and results of operations of Heritage or the Combined Company.
- Heritage's actual costs may be greater than expected in developing its commercial production facilities or growth projects, causing Heritage to realize significantly lower profits or greater losses.
- Disruption in the supply chain, including increases in costs, shortage of materials or other disruption of supply, or in the workforce could materially adversely affect Heritage's business.
- Heritage may not be able to obtain, or comply with terms and conditions for, government grants, loans, and other incentives for which Heritage may apply for in the future, or seek forgiveness for the same, which may limit the opportunities to expand Heritage's business or require Heritage to refund, return or repay such grants, loans or other incentives received.

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Risk Factors Continued

- Heritage may not be able to ensure product consistency, quality control and presentation of the Heritage brand and products in locations owned by third parties.
- It may take a significant amount of time to receive approval from Native American tribes, various related entities and Federal regulators with regulatory oversight of the Federal-tribal relationship.
- Agreements containing confidentiality provisions and restrictive covenants with employees, consultants and other third-parties may not adequately prevent disclosures of trade secrets and other proprietary information.
- Heritage may be subject to intellectual property rights claims by third parties, which could be costly to defend, could require it to pay significant damages and, if Heritage is unsuccessful in defending such claims, could limit its ability to use certain technologies and compete.
- Heritage may be subject to claims that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information or alleged trade secrets of third parties or competitors or are in breach of noncompetition or non-solicitation agreements with its competitors or their former employers.
- Heritage's business and prospects depend significantly on our ability to build its brand. Heritage may not succeed in continuing to establish, maintain, and strengthen its brand, and its brand and reputation could be harmed by negative publicity regarding the company or its products.
- Product recalls or other product liability claims could materially and adversely affect Heritage's sales.
- Class actions or other litigation relating to alcohol abuse or the misuse of alcohol could adversely affect Heritage's business.
- Contamination of Heritage's products and/or counterfeit or confusingly similar products could harm the image and integrity of, or decrease customer support for, Heritage's brands and decrease its sales.
- Adverse public opinion about alcohol could reduce demand for Heritage's products.
- Heritage's operations may be adversely affected by failure to maintain or renegotiate distribution, supply, manufacturing or license agreements on favorable terms.
- Heritage's projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions related to increased wholesale activity in more states and territories and the ability to secure additional Tribal partnerships. As a result, Heritage's projected revenues, market share, expenses and profitability may differ materially from its expectations in any given quarter or fiscal year.
- If Heritage's estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, its operating results could be adversely affected.
- Inflation, be it in the area of raw goods, utilities, wages or other inputs or business costs, may adversely affect Heritage by increasing costs of its business.
- Inefficiencies, slow downs or bottlenecks in Heritage's supply chain or related freight or delivery networks could impact its ability to operate efficiently or keep on schedule for the delivery of goods or services.
- If Heritage loses key personnel, including key management personnel, or is unable to attract and retain additional personnel, it could make it more difficult for Heritage to operate efficiently, pursue strategic relationships or develop its own products or otherwise have a material adverse effect on its business.
- The management team of Heritage has limited experience in operating a public company.
- Heritage and the Combined Company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on their business, financial condition and results of operations.
- The requirements of being a public company may strain the resources of Heritage and the Combined Company, divert management's attention and affect their ability to attract and retain qualified board members and officers.
- From time to time, Heritage or the combined Company may be involved in litigation, regulatory actions or government investigations and inquiries, which could have an adverse impact on their profitability and consolidated financial position.
- The Transaction may not be completed in a timely manner, if at all.
- Heritage's ability to recognize the anticipated benefits of the Transaction may be affected by a number of factors, including changes in the competitive and regulated industries in which Heritage operates, variations in performance across competitors, changes in laws and regulations affecting Heritage's business and the ability of Heritage and the Combined Company post-closing to retain its management and key personnel
- BWAC or the Combined Company may be unable to meet Nasdaq listing standards at or following the consummation of the Transaction.

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Thank You Investor Contact: Peter Grubstein, BWAC CFO info@betterworldspac.com Media Contact: Anne Donohoe heritage@kcsa.com